Exhibit 10.18

CHARLES & COLVARD, LTD.
BOARD OF DIRECTORS COMPENSATION PROGRAM

Designated independent members of the Board of Directors of Charles & Colvard, Ltd. shall be compensated as follows:

Annual Retainer:	Directors - $18,000 paid in two installments – May & November, pro-rated as applicable.
Chairman - $25,000 paid in two installments – May & November, pro-rated as applicable.
Restricted Stock:
Restricted stock grant upon appointment as a member of the Board by the Board to fill a vacancy in the Board, with a grant date value to be determined by the Board as appropriate considering the time remaining before re-election at the next annual shareholders meeting.

Restricted stock grant upon annual re-election as a director with a grant date value of $50,000 for Directors and $55,000 for the Chairman.

The only restriction on the restricted shares shall be service on the Board of Directors until the next annual shareholders meeting following the grant.

Attendance Participation Fee:
Board Meetings:
$1,000 per in person meeting, per telephonic meeting lasting more than 4 hours, or per telephonic meeting lasting less than 4 hours but that involved substantive preparation as determined by the Chairman of the Board

$500 per telephonic meeting lasting at least 1.5 hours and less than 4 hours

$200 per telephonic meeting lasting less than 1.5 hours

Committee Meeting in person, telephonic meeting lasting more than 4 hours, or telephonic meeting lasting less than 4 hours but that involved substantive preparation as determined by the Chair of the Committee:

Audit Committee:	Chair - $2,000 per meeting Members - $1,000 per meeting
Compensation Committee, Long-Term Planning Committee and Nominating and Governance Committee:	Chair - $1,000 per meeting Members - $1,000 per meeting
Telephonic Committee Meeting lasting at least 1.5 hours and less than 4 hours:	$500 per meeting
Telephonic Committee Meeting less than 1.5 hours	$200 per meeting
Board and Committee fees are capped at a maximum of $2,750 per day for each Director who serves on multiple committees.
The Board Chairperson shall assist in scheduling all committee meetings. Insubstantial meetings as determined by the appropriate Chair (e.g. simply approving prior minutes or brief approval for required action, will not be compensated).
Fees are to be paid in arrears for prior quarter’s meetings.

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